Exhibit 10.12

April 16, 2025

Jeff Winzeler

Dear Jeff,

Ambiq Micro, Inc. (“Company”) is very pleased to offer you employment as Chief Financial Officer beginning on June 2, 2025 (the “Start Date”). This letter states the complete terms and conditions of your offer. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated. You will report to the Company’s Chief Executive Officer who will be primarily responsible for evaluating your performance.

1. Compensation. You will be compensated at a rate of $400,000 per year, less all applicable deductions and withholdings. You will be paid semi-monthly in accordance with Company practice and policy. As a full-time exempt employee, you will be expected to work the Company’s normal business hours and such additional time as may be required by the nature of your work assignments; and you will not be eligible for overtime compensation. You will be eligible for fringe benefits on the same terms such benefits are provided to other Company employees. Benefits information is available upon request.

2. Stock Options. Subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible to receive an option to purchase up to 4,000,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of a share of the Company’s Common Stock on the grant date of the Option, as determined by the Board in its sole and absolute discretion (the “Option”). All terms, conditions, and limitations of the Option will be set forth in a stock option grant notice, the Company’s standard form of stock option agreement and the Company’s 2020 Equity Incentive Plan, as amended from time to time (the “Plan”). The Option will include a four-year vesting schedule, under which the shares subject to the Option will vest in a series of 48 successive equal monthly installments measured from the Start Date, subject to your Continuous Service (as defined in the Plan) with the Company on each applicable vesting date. Subject to the approval of the Board, the Option agreement will provide that (1) if a Change in Control (as defined in the Plan) occurs and your Continuous Service with the Company has not terminated as of, or immediately prior to, the effective time of such Change in Control, then, as of immediately prior to the effective time of such Change in Control, the vesting and exercisability of the Option shall be accelerated to the extent of fifty percent (50%) of the then unvested portion of the Option, and (2) if as of, or within thirteen (13) months after, the effective time of such Change in Control your Continuous Service with the Company terminates due to an involuntary termination (not including death or disability) without Cause (as defined in the Plan) then, as of the date of termination of Continuous Service, the vesting and exercisability of the Option shall be accelerated in full; provided that, as a condition precedent of any accelerated vesting, you sign, date and return to the Company (or its successor, if applicable) a general release of all known and unknown claims in the form satisfactory to the Company (or its successor, if applicable), and you permit the applicable revocation period (if any) to expire unexercised by you. The acceleration described in clause (1) above will be on a pro rata basis such that the vesting of 50% of the shares subject to each remaining vesting installment of the Option will be accelerated and become immediately exercisable. The Option agreement will require that all vested Option shares be exercised (if at all) within three months following termination of your Continuous Service. Upon exercise of your Option, you will be required to become a party to certain existing stockholder agreements, and you will be subject to certain restrictions on transfer of your Common Stock as described in such agreements, the Option agreement and the Company’s organizational documents.

Notwithstanding the foregoing, the Board in its sole and absolute discretion may grant you an equivalent restricted stock unit award instead of the Option, with the number of shares of the Company’s Common Stock subject to, and the vesting terms of, any such restricted stock unit award determined by the Board in its sole and absolute discretion. Any such restricted stock unit award would be subject to the terms of the Plan and the Company’s standard form of restricted stock unit grant notice and agreement. For clarity, you will have no right to choose whether to receive the Option or an equivalent restricted stock unit award, as that determination will be made by the Board in its sole and absolute discretion.

3. Bonus.

a.

You will receive a one-time sign-on bonus of $200,000 within 30 days after you start, subject to applicable tax withholdings. Should you voluntarily resign from the Company for any reason with the first 12 months, you will be required to repay a pro-rata amount of the bonus based on the number of days you were not actually employed during such period;

b.

You will receive a one-time relocation bonus of $20,000 net within 30 days after you start, subject to applicable tax withholdings. Should you voluntarily resign from the Company for any reason with the first 12 months, you will be required to repay a pro-rata amount of the bonus based on the number of days you were not actually employed during such period;

c.

Performance Bonuses. Each year, you will be eligible to earn an annual incentive bonus, with a target equal to 65% of your annual base salary. Whether you receive a bonus, and the amount of any such bonus, will be determined by the Board in its sole discretion, and will be based upon achievement of performance objectives to be determined by the Company, as well as such other criteria as determined by the Company. Any annual bonus shall be paid within 30 days after the Company’s determination that a bonus shall be awarded and, in any event, shall be paid by March 15 for the immediately preceding year, subject to your continued employment through such payment date.

4. PTO. You will be eligible to 15 days of Paid-Time-Off (PTO) per year, which will accrue in semi-monthly increments upon commencement of employment (pro-rated for any partial periods). If any PTO days are unused at the end of the year, it may be carried over to the following year capped at 22.5 days. Vacations must be scheduled in consultation with your supervisor in order to minimize the disruption to the Company’s business.

5. Confidentiality Agreement. One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. You also should not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your Start Date, you must therefore execute the Company’s Confidentiality and Inventions Assignment Agreement, which you will find as Attachment A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in the Company’s Confidentiality and Inventions Assignment Agreement.

6. At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time. The “at will” term of your employment with the Company can only be changed in a writing signed by you and the Chief Executive Officer of the Company. Given the “at-will” nature of your employment, the Company reserves the right to change the terms of your employment and its general employment policies and procedures from time to time in its sole discretion.

7. Severance. If at any time the Company terminates your employment without Cause (as defined in the Plan), and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to the preconditions set forth below, the Company will accelerate the vesting of your Option such that you will be deemed vested (as of the date your employment terminates) in those portions of the Option that would have vested in the six month period following your Separation from Service had you remained employed by the Company. Your receipt of the severance benefits set forth in this Section 7 is conditional upon (a) your continuing to comply with your contractual obligations to the Company; and (b) your delivering to the Company an effective and irrevocable general release of claims in favor of the Company within 60 days following your termination date.

8. Exempt Employment. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

9. Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments will not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules will apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement will be made on or before the last day of the taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in- kind benefits will not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of severance benefits hereunder or imposition of any additional tax. In no event will the Company reimburse you for any taxes or other costs that may be imposed on you as result of Section 409A.

10. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise under or relate to this letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, execution, or interpretation of this letter, your employment or the termination of your employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted by JAMS, Inc. (“JAMS”) before a single arbitrator in Austin, Texas in accordance with the applicable JAMS rules then in effect (provided that, if such rules conflict with this Section in any manner, the terms of this Section shall control). Claims subject to this arbitration provision shall (a) include, but not be limited to, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; any applicable state labor laws, statutes, codes or regulations; and Claims in contract, tort, or common law, including (without limitation) Claims for breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and/or emotional distress; and (b) exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees you would have been required to pay if the Claims were asserted in a court of law. You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this letter shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

11. Miscellaneous. This letter together with your Confidentiality and Inventions Assignment Agreement states the complete and exclusive terms and conditions of your employment and supercedes any and all prior agreements, whether written or oral. By joining the Company, you are agreeing to abide by all laws and regulations, all Company policies and procedures, to acknowledge in writing that you have read the Company’s Employee Handbook and that you are bound by the terms and conditions of the Company’s Confidentiality and Inventions Assignment Agreement. Violations of these policies may lead to immediate termination of employment. The terms of this letter may not be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This letter is governed by the laws of Texas, without reference to conflicts of law principles. If any provision of this letter shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this letter, no waiver of any right hereunder shall be effective unless it is in writing.

This offer is contingent upon a satisfactory return of a routine background check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

We look forward to having you join us at Ambiq Micro, Inc. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and the attached Confidential Information and Inventions Assignment Agreement and return to me by April 18, 2025. If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Sincerely,

/s/ Kris Potrafka
Kris Potrafka
VP, Human Resources

I have read this offer, and I understand and I accept its terms.

/s/ Jeff Winzeler
Employee
Date: 04/16/2025

Attachment A

Confidentiality and Inventions Assignment Agreement